UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2006 (January 16, 2006)
VOCUS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-51644	58-1806705

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4296 FORBES BOULEVARD
LANHAM, MARYLAND 20706

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (301) 459-2590
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     Effective as of January 16, 2006, Vocus, Inc. (the “Company”) elected to terminate the Loan Agreement, dated November 8, 2004 (the “Loan Agreement”), between the Company and Mercantile-Safe Deposit and Trust Company (“Mercantile”), pursuant to which Mercantile had extended to the Company a revolving line of credit of up to $7.0 million. The Company had previously repaid all outstanding indebtedness under the Loan Agreement. There were no prepayment or early termination premiums or penalties in connection with the termination of the Loan Agreement.
     In letters dated January 25, 2006, from Mercantile to each of Lazard Technology Partners II LP, Sterling Venture Partners, L.P. and Sterling SVP Executive Fund, L.P. (the “Equity Holders”), Mercantile confirmed the termination of the Equity Holders’ obligations under the Call Agreement, dated November 2004 (the “Call Agreement”), between the Company and the Equity Holders pursuant to which the Equity Holders had guarantied to Mercantile the Company’s obligations under the Loan Agreement.
     Effective as of January 26, 2006, the Company and Bacon’s Information Inc. (“Bacon’s”) mutually agreed to terminate the Data Resale Agreement, dated April 9, 2003 (the “Resale Agreement”), between the Company and Bacon’s, pursuant to which Bacon’s had provided certain data to the Company for distribution to the Company’s customers as part of the Company’s information database. Pursuant to a termination agreement (the “Termination Agreement”), the Company paid Bacon’s $697,000 as payment in full of all outstanding royalties and minimums due under the Resale Agreement, and each party released any claims it may have had against the other in connection with the Resale Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006
VOCUS, INC.

	By:	/s/ Stephen Vintz

Stephen Vintz
Chief Financial Officer and Treasurer